Bullion Monarch Mining, Inc. Updates on Proceedings

St. George, Utah – February 11, 2011 - Bullion Monarch Mining Inc. (OTCQB:BULM) updates information on its Carlin Trend “area of interest” litigation against Newmont, U.S.A. (Newmont) and Barrick Goldstrike Mines, Inc. (Barrick).

A summary judgment ruling was previously granted in favor of Newmont, (earlier discussed in a press release dated September 10, 2010) and a reconsideration of that ruling by the U.S. District Court for the District of Nevada was denied. In similar litigation against Barrick, the court ruled in favor of Barrick’s motion for a summary judgment pursuant to the “rule against perpetuities”.

After careful consideration, Bullion Monarch management has decided to appeal, to the Ninth Circuit Court of Appeals in San Francisco, both the “laches” summary judgment in favor of Newmont and the summary judgment in favor of Barrick by the District Court of Nevada.

This dispute does not affect Bullion Monarch Mining’s Carlin Trend royalty on which Newmont continues to pay production royalties.

Bullion Monarch’s President James A. Morris comments, “We are disappointed that this court ruled on apparent technicalities in the law, and we hope to be given the opportunity to present the simple facts of the case.”

About Bullion Monarch Mining

Bullion Monarch Mining Inc. is a publicly traded (OTC:BULM (FRA:BMJ)) gold-focused royalty company with additional interests in oil-shale technology. The Company is engaged in a continual review of opportunities to create growth through developing new royalties or participating interests by financing mine development or exploration. The majority of current royalty revenues are derived from a high-quality claim block located in Northeastern Nevada’s Carlin Trend. Bullion Monarch’s portfolio provides for direct leverage to commodity prices as well as the exploration potential of world-class ore deposits. Visit the Company website at www.bullionmm.com for more information.

Investor Relations Contact

Joseph Morris

info@bullionmm.com

(801)426-8111

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995.

Certain statements contained in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Information contained in this report contains “forward-looking statements’ which can be identified by the use of forward-looking terminology such as “believe”, “expect”, “may”, “should”, “up to”, “approximately”, “seem”, “likely”, or “anticipates” or the negative thereof or given that the future results covered by such forward looking statements will be achieved. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements was made. Investors should carefully consider the preceding information as well as information contained in the Company’s Form 10 Registration Statement before making any investment in the shares of the Company. Neither Bullion Monarch Mining Inc. nor its subsidiaries, undertake any obligation to update any forward-looking statements contained in this press release. This press release is for informational purposes only and is not and should not be construed as an offer to solicit, buy or sell any security.